Exhibit 99.1

FOR IMMEDIATE RELEASE

Cadrenal Therapeutics Acquires VLX-1005, a First-in-Class Phase 2 12-LOX Inhibitor for Patients with Heparin-Induced Thrombocytopenia (HIT)

●	Novel first-in-class therapeutic targeting a key immune signaling pathway and the underlying cause of HIT

●	It is the first and only potent, highly selective inhibitor of human 12-LOX in clinical testing, distinguishing it from related compounds.

●	Orphan Drug and Fast Track designations from the FDA

PONTE VEDRA, FL, December 11, 2025 – Cadrenal Therapeutics, Inc. (Nasdaq: CVKD), a biopharmaceutical company developing transformative therapeutics to overcome the limitations of current anticoagulation therapy, today announced the acquisition of VLX-1005 and related 12-lipoxygenase (12-LOX) assets from Veralox Therapeutics (“Veralox”). The acquisition immediately strengthens Cadrenal’s pipeline with a late-stage, first-in-class drug candidate targeting a critical immune signaling pathway. This acquisition addresses yet another underserved therapeutic opportunity in the $40 billion global anticoagulation market.

VLX-1005 is a novel, potent, selective small-molecule inhibitor of 12-LOX, a key pathway driving immune platelet-mediated inflammation and a contributor to the pathogenesis of HIT. This potentially life-threatening complication can occur in up to 5% of patients exposed to heparin – the most commonly used parenteral anticoagulant - regardless of dose, schedule, or route of administration. HIT antibodies can cause catastrophic and life-threatening arterial and venous thrombosis. Approximately 300,000 patients in the United States are evaluated each year for suspected HIT, and an estimated 56,000 confirmed diagnoses occur each year. Mortality and thromboembolic event (TE) rates remain high despite currently available therapies.

Two Phase 1 studies of VLX-1005 in healthy participants have demonstrated that VLX-1005 was well tolerated, with no deaths, no serious adverse events, and no trend in adverse event reporting with increasing doses. A recent Phase 2 study (VLX-1005-003) evaluated VLX-1005 in individuals with suspected HIT, and interim results demonstrated encouraging reductions in thromboembolic events. These events have become a preferred, clinically meaningful endpoint for regulators, clinicians, and payers, given the rising rates observed in current HIT populations.

VLX-1005 has received Orphan Drug Designation (ODD) and Fast Track designation from the U.S. Food and Drug Administration, as well as orphan drug status from the European Medicines Agency. Second-generation therapeutics targeting 12-LOX are also under development for type 1 diabetes and other immune-mediated and inflammatory diseases.

“We are pleased the advancement of VLX-1005 for the treatment of HIT will continue under the leadership of Cadrenal,” said Matthew Boxer, Co-Founder of Veralox Therapeutics. “The program has found a home in Cadrenal, where it aligns with a shared vision and excitement regarding the promise 12-LOX technology may offer patients.”

“With the acquisition of VLX-1005, Cadrenal continues to advance novel therapeutics to treat or prevent thrombosis in high-risk patients,” said Quang X. Pham, Chairman and CEO of Cadrenal Therapeutics. “HIT remains a dangerous condition without a therapy that addresses its immune-driven biology. The emerging data from VLX-1005 suggest meaningful potential to improve patient outcomes while maintaining favorable tolerability. We believe this is a compelling strategic addition to our pipeline, with the market size for HIT reaching $1 billion in the US and EU.”

Under the terms of the acquisition agreement, Veralox is eligible to receive upfront and milestone payments contingent on the achievement of specified future clinical and regulatory milestones. Additionally, Veralox will be entitled to royalties on global sales of the acquired assets upon future commercialization. The structure and terms of the agreement enable Cadrenal to allocate capital to advancing the clinical development of VLX-1005.

About Cadrenal Therapeutics, Inc.

Cadrenal Therapeutics, Inc. is developing differentiated products that bridge critical gaps in current acute and chronic anticoagulation management for rare and high-risk patient populations. It currently has three clinical-stage assets: VLX-1005, a first-in-class Phase 2 12-LOX Inhibitor for patients with HIT, tecarfarin, an oral vitamin K antagonist (VKA) for chronic use in patients with kidney dysfunction or left ventricular assist devices (LVADs), and frunexian, a parenteral small-molecule Factor XIa antagonist for use in acute hospital settings. For more information, visit https://www.cadrenal.com/ and connect with the Company on LinkedIn.

Safe Harbor

Any statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements regarding advancing VLX-1005 for the treatment of HIT; continuing to advance novel therapeutics to treat or prevent thrombosis in high-risk patients; the emerging data from VLX-1005 suggesting meaningful potential to improve patient outcomes while maintaining a favorable safety profile; VLX-1005 being a compelling strategic addition to Cadrenal’s pipeline; the payment to Veralox of milestone payments contingent upon the achievement of certain future clinical and regulatory milestones as well as royalties on global sales of the acquired assets upon future commercialization; the structure and terms of the agreement enabling Cadrenal to allocate capital to advancing the clinical development of VLX-1005; and developing transformative therapeutics to overcome the limitations of current anticoagulation therapy. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the ability to advance the clinical development of VLX-1005 for the treatment of HIT; the ability to continue to advance novel therapeutics to treat or prevent thrombosis in high-risk patients; the ability to successfully complete clinical trials on time and achieve desired results and benefits as expected; the ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements and the other risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company’s subsequent filings with the Securities and Exchange Commission, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Cadrenal Therapeutics:

Matthew Szot, CFO

press@cadrenal.com

Investors:

Lytham Partners, LLC

Robert Blum, Managing Partner

602-889-9700

CVKD@lythampartners.com